Exhibit 10.2

SEPARATION, CONSULTING AND RELEASE AGREEMENT

THIS SEPARATION, CONSULTING AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Calavo Growers, Inc. (“Calavo” or the “Company”), Kevin Manion (“Employee”), and Manion Consulting, Inc. (“Manion Consulting”) as of June 16, 2021 (the “Effective Date”).

WHEREAS, Calavo and Employee are parties to an Employment Agreement dated May 2, 2020 (the “Employment Agreement”);

WHEREAS, on June 16, 2021, Employee is submitting a letter of resignation concerning his intention to terminate his employment with the Company pursuant to Section 1(b) of the Employment Agreement;

WHEREAS, in exchange for the benefits provided in this Agreement, Employee has agreed to remain employed by Calavo until July 16, 2021 (the “Termination Date”) and Manion Consulting has agreed to join in this Agreement to assist in the transition resulting from Employee’s departure;

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1.Change In Responsibilities/End of Employment. Effective June 16, 2021, Employee will cease performing the responsibilities of Chief Financial Officer of Calavo and will no longer have the title of Chief Financial Officer of Calavo. From June 16, 2021 until the Termination Date (the “Transition Period”), Employee and Manion Consulting shall assist Calavo in transitioning Employee’s job responsibilities to such persons as the Company may designate. Employee’s employment with Calavo shall cease on the Termination Date.

2.Resignation Without “Good Reason”. Employee acknowledges and agrees that he has resigned his employment without Good Reason as defined in Section 5(b)(iv) of the Employment Agreement and that his employment has not been terminated by Calavo. As a result, Employee is not entitled to the payments and benefits set forth in Section 5(b)(iv) of the Employment Agreement. Without limiting the foregoing, Employee is not entitled to the payment of COBRA payments on his behalf, participation in benefits offered by Calavo following the Termination Date, any bonus payments or additional equity awards from Calavo, or the vesting of any restricted stock, stock options, restricted stock units, or other equity awards, whether issued under Calavo’s MIP, the Employment Agreement or otherwise, that have not vested as of June 16, 2021 (the “Unvested Equity”). All Unvested Equity that Employee may hold shall be null and void and Calavo is entitled to notify its transfer agent of this fact.

3.Final Paycheck and PTO. On the Termination Date, Calavo shall provide Employee with his final paycheck consisting of his salary for the period from July 5 to July 16 plus his accrued and unused vacation pay and/or paid time off, all subject to applicable withholdings.

4.Manion Consulting, Inc. Consulting Services.

(a)Consulting Services. In order to further assist Calavo’s transition to a new Chief Financial Officer, from July 17, 2021 to December 16, 2021 (the “Consulting Period”) Manion Consulting shall provide consulting services to Calavo upon Calavo’s reasonable request concerning matters within its experience and expertise, including but not limited to providing advice and recommendations concerning best practices and operational matters relating to Calavo’s accounting and finance operations (the “Consulting Services”). Manion Consulting shall furnish, at its own expense, the equipment and materials required to perform the Consulting Services. In no event will the Consulting Services interfere or conflict with any post-Termination Date commitments or activities of Manion Consulting or Kevin Manion. It is expressly agreed by the parties hereto that Kevin Manion shall not be an employee of Calavo during the Consulting Period and shall not be entitled to receive any employee benefits, equity awards, or accrual of past equity awards during the Consulting Period. Manion Consulting will be an independent contractor of Calavo, and this Agreement shall not be construed to create any partnership, joint venture, employee or agency relationship for any purpose. During the Consulting Period Kevin Manion and Manion Consulting shall have no authority (and shall not hold themselves out as having authority) to bind Calavo and they shall not make any agreements or representations on Calavo’s behalf without Calavo’s prior written consent.

(b)Duty to Maintain Confidential Information. During the Consulting Period and thereafter, Kevin Manion and Manion Consulting shall maintain the confidentiality of Calavo’s confidential and proprietary information and shall abide by Calavo’s insider trading policy.

(c)Consulting Payments. In consideration of the Consulting Services, Calavo shall pay Manion Consulting the gross sum of $250,000 (the “Manion Consulting Payments”) according the following schedule:

(i)$50,000 on August 16, 2021;

(ii)$50,000 on September 16, 2021;

(iii)$50,000 on October 15, 2021;

(iv)$50,000 on November 16, 2021.; and

(v)$50,000 on December 16, 2021.

(d)Responsibility for Tax Payments. Kevin Manion and Manion Consulting warrant and agree that they will be solely responsible for any tax obligations that may result from the Consulting Payments.

(e)The Manion Consulting Payments will not be made unless Kevin Manion and Manion Consulting LLC execute and do not revoke this Agreement and the Supplemental Release described in Section 7 below and comply with the obligations imposed on them by those Agreements.

5.No Amounts Owing. Employee acknowledges that he has received all wages, bonuses, equity grants, other compensation, vacation pay, and expense reimbursements due through the date of execution of this Agreement.

6.Release & Promise Not to Sue.

(a)Release. Employee agrees for Employee, Employee’s heirs, executors, administrators, agents, successors and assigns to forever release and discharge the “Released Parties” (as defined below) from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, based on anything that happened or did not happen at any time up to and including the date that Employee signs this Agreement (“Claims”). This total release includes, but is not limited to: (1) all Claims arising directly or indirectly from Employee’s employment with Calavo, the termination of that employment, and to salary, bonuses, commissions, equity awards, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law; (2) all common law Claims, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (3) all Claims arising under the California Constitution, the California Labor Code, and/or California Business & Professions Code; (4) all Claims arising under any law prohibiting discrimination based upon any protected characteristic (including, but not limited to, age, race, sex, national origin, religion, sexual orientation, and disability/handicap status), including, but not limited to, all Claims arising under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, Section 503 of the Rehabilitation Act of 1973, 29 CFR §§ 1625.22-1625.23, the Older Workers Benefit Protection Act, 29 USC §§621, 623,626, 623, and the California Government Code; (5) all Claims arising under the California and Federal Family and medical Leave Acts and the Employee Retirement Income Security Act of 1974, as amended; and (6) all Claims arising under any law/cause of action (whether federal, state, or local) governing the employment relationship. “Released Parties” means Calavo, Calavo’s past, present, and future parents, subsidiaries, affiliates, and Calavo’s Affiliates; all of the foregoing entities’ successors and assigns; all of the foregoing entities’ officers, directors, agents, employees, insurers, attorneys, representatives, benefit plans (including such plans’ insurers, administrators, and fiduciaries), and the like; and any other person/entity claimed to be jointly and/or severally liable with Calavo or through which (or in concert with) Calavo has acted with respect to Employee. Manion Consulting agrees for itself an its stockholders and successors and assigns to forever release and discharge the Released Parties from any and all Claims.

(b)Agreement Not to Sue. Employee and Manion Consulting shall not file suit in any court (or join any suit or accept relief in any suit) against any of the Released Parties asserting, pleading, or raising any claims released/waived by this Agreement. Employee and Manion Consulting shall pay the reasonable attorneys’ fees and costs that any of the Released Parties incurs in defending against any such released/waived claims.

(c)Retained Claims. Notwithstanding the foregoing, the release provided herein does not extend to and the Employee is not releasing (i) any rights or claims as an equity holder in the Company or any Releasees, (ii) rights to or claims for indemnification or advancement of expenses, (iii) those rights under the Employment Agreement which by their terms expressly survive the termination of Employee’s employment, and (iv) claims that cannot be released as a matter of law (collectively, the “Retained Claims”).

7.Execution of Further Release. In addition to the releases contained in this Agreement, on the Termination Date Employee and Manion Consulting shall execute and shall not thereafter revoke a Supplemental Release in the form attached hereto as Exhibit A.

8.Right to Participate In Administrative Proceedings. Nothing herein shall be construed to foreclose Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee, other than an award from a government administered whistleblower award program), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, or claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA.

9.Newly Discovered Facts. Employee and Manion Consulting each hereby acknowledges that they may hereafter discover facts different from or in addition to those that they now knows or believes to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts. Employee and Manion Consulting expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

10.Waiver of Section 1542. Employee and Manion Consulting hereby state that it is their intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys fees and costs hereinabove released whether known or unknown, suspected or unsuspected. Employee hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

11.Entire Agreement. This Agreement embodies the entire agreement of the parties hereto and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement or between Employee or Manion Consulting and any Calavo Affiliate concerning the matters addressed herein. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement.

12.Payment Obligations Absolute. Except for required tax withholding with respect to the payments described in Section 3 and execution and nonrevocation of this Agreement and the Supplemental Release with respect to the Manion Consulting Payments, the payment obligations of Calavo under this Agreement are absolute and unconditional and not subject to any offset or other reduction provided that Employee and Manion Consulting are not in breach of their obligations under Sections 6 and 7 of this Agreement or under the Supplemental Release.

13.Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its or his agents, directors, officers, employees, servants, successors, and assigns, as well as all of the Released Parties.

14.Construction. This Agreement shall not be construed in favor of one party or against another.

15.Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

16.Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

17.Governing Law. This Agreement shall be interpreted under the law of the State of California, both as to interpretation and performance.

18.Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

20.Knowing and Voluntary Waiver. Employee acknowledges and agrees that: (1) he has carefully read and fully understands the terms of this Agreement, including its release-of-claims provisions; (2) he has been given adequate time to consider, and (if he desires) to consult with an attorney about, whether to sign this agreement; (3) he signs this Agreement knowingly, freely, and voluntarily—without any coercion, duress, or undue influence; and (4) as required by applicable law, this Agreement shall be filed by Calavo with the Securities and Exchange Commission.

21.Time To Review Agreement/Right to Revoke. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). He also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:

(a)His waiver and release do not apply to any rights or claims that may arise after the date of Employee’s execution of this Agreement;

(b)Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)Employee has been provided a full and ample opportunity to study this Agreement, including a period of at least twenty-one (21) days within which to consider it;

(d)To the extent Employee takes less than twenty-one (21) days to consider this Agreement prior to execution, Employee acknowledges that Employee has had sufficient time to consider this Agreement, and that Employee expressly, voluntarily and knowingly waives any additional time;

(e)Employee is aware of his right to revoke this Agreement at any time within a seven (7) day period following the date Employee executes this Agreement. Employee may revoke this Agreement within seven days of Employee’s signing it by delivering a written notice of revocation to Calavo’s executive offices addressed to Calavo’s then Chief Executive Officer; and

(f)This Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated:	6/16/21	Calavo Growers, Inc.

		By:	/s/ James E Gibson
		Name:	James E. Gibson
		Its:	CEO

Dated:	6/16/21	Kevin Manion

/s/ Kevin Manion

Dated:	6/16/21	Manion Consulting, Inc.

		By:	/s/ Kevin Manion
		Name:	Kevin Manion
		Its:	President